UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 12, 2008
Critical Therapeutics, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-50767	04-3523569
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

60 Westview Street, Lexington, Massachusetts		02421
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (781) 402-5700
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.
On June 12, 2008, the Board of Directors (the “Board”) of Critical Therapeutics, Inc. (the “Company”) approved the elimination of 15 positions, or approximately 23% of the Company’s workforce, as part of the Company’s continuing focus on conserving cash resources, including reduced spending on development programs and personnel. As a result of this reduction in its workforce, which the Company expects to complete by June 30, 2008, the Company expects to have approximately 51 employees as of July 1, 2008. The headcount reductions primarily affect employees performing sales and development functions. The Company expects to consider further reductions in headcount in additional areas of its business in the future in order to conserve cash and reduce expenses.  The nature, extent and timing of future reductions will be made based on the Company’s business needs and financial resources.  In connection with the implementation of the June 12, 2008 reduction in its workforce, the Company expects to record a charge of approximately $707,000 in the second quarter of 2008 primarily relating to cash severance payments, outplacement services, automobile lease termination fees and impairment of assets. The Company will record the restructuring charges in accordance with Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 12, 2008	CRITICAL THERAPEUTICS, INC.
	By:	/s/ Thomas P. Kelly
Thomas P. Kelly
Chief Financial Officer and Senior Vice President of Finance and Corporate Development